Exhibit 99.1

VaxGen Expands its Board of Directors;

Eve Slater, a Former Merck Executive and HHS Official, and Kevin Reilly,

a Former Wyeth Executive Join VaxGen

BRISBANE, Calif. – July 12, 2005 – VaxGen, Inc. (VXGN.PK) announced today that Eve E. Slater, M.D., F.A.C.C, and Kevin Reilly have joined VaxGen’s Board of Directors. Dr. Slater is a former executive with Merck Research Laboratories and more recently served as the Assistant Secretary for Health for the U.S. Department of Health and Human Services (HHS). Mr. Reilly has more than 30 years of vaccine and operational experience in the pharmaceutical industry and is the former President of Wyeth Vaccines and Nutrition. Both are expected to play important roles in advising the company in its ongoing partnership with key government agencies, its product development activities and its long term business plan.

“Dr. Slater and Mr. Reilly bring a unique perspective into the issues and challenges of vaccine development and commercialization,” said Lance G. Gordon, Ph.D., VaxGen’s President and Chief Executive Officer. “Dr. Slater’s distinguished career in academia, government and the private sector and Mr. Reilly’s extensive operational experience in the vaccine industry clearly broadens and deepens VaxGen’s leadership.”

In 2001, Dr. Slater was named by President George W. Bush as Assistant Secretary for Health (ASH), U.S. Department of Health and Human Services, joining HHS shortly after the September 11, 2001 terrorist attacks. At HHS she served Secretary Tommy G. Thompson as chief health policy advisor, with special emphasis on translational medicine including electronic systems and innovation, biosecurity, human subjects’ protection, women’s health, elder care and HIV/AIDS. She resigned her post at HHS in 2003, and is currently serving as a Director of Vertex Pharmaceuticals, Cambridge, MA, and AnorMED Inc., Langley, B.C.

Dr. Slater joined Merck Research Laboratories (MRL) in 1983 and held many key senior management positions during her 18-year career, including Vice President, Corporate Public Affairs, Senior Vice President of MRL External Policy and Senior Vice President of Clinical and Regulatory Development in which capacity she supervised worldwide regulatory activities for all Merck medicines and vaccines. Dr. Slater’s responsibilities included FDA and international agency liaison, worldwide NDA submissions, product labeling, quality assurance and pharmacovigilance.

She is a graduate of Vassar College and of Columbia University’s College of Physicians and Surgeons. She completed her internship and residency at the Massachusetts General Hospital and is board certified in both internal medicine and cardiology.

Kevin Reilly held key positions at Wyeth Inc. and Connaught Laboratories Ltd. From 1973 to 1984, Mr. Reilly served as Senior Vice President for Connaught Laboratories with primary responsibilities of export operations and strategic development.

From 1984 through 2002 he served Wyeth in a variety of capacities including as the Chairman and President of Wyeth-Ayerst’s Canadian operations, Area Vice President for

Wyeth’s Pacific Canada Group, Group Vice President of the Pacific Rim Group, President of Wyeth Nutritionals International and most recently as the President of Wyeth Vaccines and Nutrition. Under his leadership, he directed the accelerated growth of Wyeth’s worldwide vaccine and nutritional business.

Mr. Reilly currently serves on the Board of Directors of the Immune Response Corporation and Stolle Milk Biologics Inc. He is also a Trustee of the Board for the Sabin Vaccine Institute.

Mr. Reilly received his M.B.A. from York University in Toronto. He is also a graduate of the Advanced Management Program at the Harvard Business School.

About VaxGen, Inc.

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax, smallpox, and Meningitis B. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products. For more information, please visit the company’s web site at: www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the potential contributions to the Company by its new directors, the Company’s ability to develop its existing vaccine candidates and its ability to develop new product candidates. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:

Paul Laland

Vice President, Public Affairs

(650) 624-1041